Exhibit 99

RE: Hardinge, Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
Richard L. Simons	John McNamara
Exec VP & CFO	Analyst Inquiries
(607) 734-2281	(212) 445-8435

HARDINGE REPORTS $1.7 MILLION FOURTH QUARTER PROFIT;

DEBT REDUCTION OF $8.3 MILLION IN QUARTER

ELMIRA, N.Y., February 12, 2004 — Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today reported improved operating performance for the fourth quarter and full year 2003 compared to the same periods of 2002.  Income before taxes, minority interest elimination, and equity investment profits was $2.8 million in the fourth quarter of 2003, an increase of $.7 million, or 33% over the same period of the prior year.  Full year profits on the same line for 2003 were $4.5 million, an increase of $2.8 million over the 2002.

Fourth quarter 2003 net income was $1.7 million, or $.19 per share, compared to $2.0 million, or $.23 per share in the fourth quarter of 2002.  The fourth quarter of 2002 net income was higher due to tax benefits on U.S. losses.  There were no such tax benefits in the fourth quarter of 2003.  Full year 2003 net losses totaled ($11.3) million, or ($1.30) per share compared to a net profit for the full year 2002 of $2.0 million, or $.23 per share.  Results for the full year 2003 included a $12.9 million non-cash valuation reserve against its U.S. deferred tax assets recorded in the third quarter under an accounting rule which applies when a company has three years of cumulative losses in a tax jurisdiction, such as the Company has had in its U.S. operations.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are proud of our accomplishments during 2003.  Although it was not a year of recovery for the industry in the U.S. as we had hoped, it was a year of stabilization that allowed us to concentrate on positioning ourselves for the future.  We were able to reduce our total debt (net of cash) by over $21 million dollars or more than 50% during the year.   Operationally, we were able to successfully integrate the Bridgeport product line into our Elmira facility, expand our efforts in China and Taiwan, and make steady progress in new product design, all of which benefited us during the year, but more importantly, will provide benefits into the future.   Furthermore, we were able to accomplish this while increasing our pretax earnings.”

-more-

The following table summarizes the Company’s 2003 sales into geographical regions, with comparison to the same periods of 2002:

	(U.S. dollars in thousands)
	Fourth Quarter			Full Year
	2003	2002	% Change	2003	2002	% Change
North America	$23,255	$15,140	54%	$80,087	$69,400	15%
Europe	20,585	17,703	16%	73,863	71,154	4%
Asia & Other	9,073	9,088	0%	31,352	28,460	10%
	$52,913	$41,931	26%	$185,302	$169,014	10%

The 2003 sales include the positive impact of the weaker U.S. dollar on the conversion of the Company’s European subsidiaries’ sales into U.S. dollars.  Viewed in constant dollars at the 2002 exchange rates, the Company’s 2003 fourth quarter sales increased by 18% from the same quarter of 2002.  When measured in constant dollar exchange rates, full year 2003 sales increased by 3% over 2002.

In its U.S. markets, Hardinge’s sales increased due to the addition of the Bridgeport product line and from a large sale to an auto supplier that, combined, added approximately $13 million in sales for the year. Additionally, the Company saw an improvement in the sales of its standard products in the fourth quarter of the year.

Sales in Europe in the fourth quarter, when measured in constant exchange rates, were flat compared to the prior year, and 2003 full year sales would have shown a decrease of about $9 million, or 13%.  European markets weakened throughout 2003 resulting in decreased demand for machines. Although there are no aggregate industry statistics published for the European countries, management believes the Company’s sales mirrored the industry results in the main countries where it sells.

The Asia & Other category is primarily sales to China.  Fourth quarter 2003 sales were essentially equal to the strong fourth quarter of 2002.  The 10% increase in sales in this region for the full year 2003 resulted from the Company’s initiatives to expand its sales and manufacturing capabilities within China.

The following table summarizes the Company’s orders for the fourth quarter and full year of 2003, as compared to the same periods in 2002:

	(U.S. dollars in thousands)
	Fourth Quarter			Full Year
	2003	2002	% Change	2003	2002	% Change
Orders from Customers in:
North America	$23,686	$18,825	26%	$87,822	$70,353	25%
Europe	17,370	12,065	44%	64,515	55,405	16%
Asia & Other	8,655	8,685	0%	34,110	29,513	16%
	$49,711	$39,575	26%	$186,447	$155,271	20%

Fourth quarter 2003 orders increased by 19% on a constant currency basis compared with the same quarter of 2002.  Orders for the full year of 2003 increased by $20 million, or 13%, after excluding foreign currency translation impacts.

North American orders rose despite a continuing decline in industry-wide orders. The Association for Manufacturing Technology, the machine tool industry’s primary trade group, has recently reported that metal-cutting machinery orders from U.S. customers in 2003 were down 6% from the already depressed level in 2002.  U.S. orders for Hardinge’s traditional products outpaced the overall industry experience.  The Company also added incremental new business from its Bridgeport products.

Excluding foreign currency translation effects, fourth quarter 2003 orders from customers in Europe were approximately 27% above the fourth quarter orders in 2002.  The Company’s HTT subsidiary had a very strong order rate in the quarter compared to 2002.  For the full year of 2003, orders from Europe, stated in constant U.S. dollars, increased by only 1%.  Fourth quarter orders from customers in Asia were flat compared to the same quarter in 2002.  Full year orders in Asia continued to grow in 2003, primarily due to increased demand in China.

The Company’s consolidated backlog at December 31, 2003 was $42.5 million, 15% above the December 31, 2002 backlog of $37.0 million.

The following table summarizes the Company’s 2003 sales by product category, with comparisons to the same periods of 2002:

	(U.S. dollars in thousands)
	Fourth Quarter			Full Year
	2003	2002	% Change	2003	2002	% Change
Machines	$38,253	$29,148	31%	$126,543	$112,389	13%
Non-machine products & services	14,660	12,783	15%	58,759	56,625	4%
	$52,913	$41,931	26%	$185,302	$169,014	10%

The fourth quarter 2003 gross margin was 28.0% of sales, compared to 33.4% in the fourth quarter of 2002. This reflects the higher percentage of sales coming from machine sales, where we traditionally achieve lower margins than on the non-machine product and service revenue.  The full-year 2003 gross margin was 29.5% of sales, compared to 30.5% in 2002. Gross margins for both years reflect the lower recovery of fixed manufacturing overhead, particularly in the U.S. operations. Despite further production level declines in 2003, the Company’s worldwide cost reduction initiatives have allowed it to maintain very consistent gross margins percentages over the past three years.

The stockholders’ equity section of the balance sheet includes a direct charge of approximately $3.9 million in the fourth quarter relating to the Company’s U.S. and UK pension plans.  This charge reflects unfunded accumulated benefit obligations.  It is primarily the result of a lower discount rate used to value future pension liabilities and a decline in the value of the pension assets over the past few years, although pension assets performed well in 2003.  This non-cash charge, which is not reflected in the income statement, is required under accounting standards to reflect a net pension liability on the balance sheet.  A charge of $5.1 million was recorded in 2002.

Mr. Ervin further commented on the results for the year, “ We are pleased to report improved operational results for the year 2003 while many in our industry continue to struggle.  We have done the appropriate things to ensure that our Company is well positioned so that shareholders, employees, and most importantly, customers can benefit from our operations in the future.”

“As we begin 2004, I see many opportunities for Hardinge.  In the U.S., statistics such as the Institute of Supply-Chain Managers Index and the Consumer Confidence Index point to a stronger year for manufacturers.  More government officials are speaking out about the importance of U.S. manufacturing and manufacturing jobs for a truly healthy economy.  I would like to see this talk turn into positive action to support manufacturers.  The weaker dollar should also help U.S. manufacturing companies compete better in world markets.  With the product lines we are producing in our Elmira, NY facility, we are well prepared to take advantage of the increased demand for machine tools resulting from our nation’s manufacturers ramping up production, coupled with increased international demand due to more competitive local pricing.”

Mr. Ervin continued, “Our two Swiss operations, Kellenberger and HTT, have completed profitable years, despite seeing decreases in their sales levels.  Operating with a stronger currency will provide challenges for 2004, but I am encouraged by the progress that has been made during the year in achieving operational and product line synergies.”

“Our Taiwanese manufacturing facility has shown the ability to produce quality machine tools that are accepted in all markets of the world.  With planned expansion of their product lines, we look for them to continue to add revenues and bottom line profits to Hardinge.  Mainland China is, and will continue to be, an area of superior growth for our products produced in the U.S., Switzerland, and Taiwan.  We are expanding our assembly operations in Mainland China, combining components from our other manufacturing facilities with locally sourced components that will allow us to compete effectively in the Chinese market.  Our worldwide engineering resources covering three continents will continue to work together to develop new products which are vital to the success of our company.”

“I believe 2004 will be a better year for our company.  Furthermore, I believe there will be opportunities for acquisitions of product lines, companies, or assets that will enable us to build on the strong base that we have developed.  Plus we will begin to explore opportunities outside of machine tools to more fully utilize our worldwide assets,” Mr. Ervin said.

“I remain optimistic about further improvements in operating results in 2004.  My optimism stems not just from the expected positive direction of our markets, but also from the employees of Hardinge.  Our Company remains a leader because of our people throughout the world. They are its backbone and they have been loyal to our Company and its future through very difficult times.  For that, I am thankful,” Mr. Ervin concluded.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.fulldisclosure.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products.  The Company’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Net Sales	$52,913	$41,931	$185,302	$169,014
Cost of sales	38,119	27,930	130,698	117,403
Gross profit	14,794	14,001	54,604	51,611

Selling, general and administrative expenses	11,359	10,991	47,731	46,448
Income from operations	3,435	3,010	6,873	5,163

Interest expense	760	1,132	2,917	3,978
Interest (income)	(161)	(219)	(500)	(496)
Income before income taxes and minority interest in consolidated subsidiary and investment of equity company	2,836	2,097	4,456	1,681
Income taxes (benefits)	716	(149)	14,667	(868)
Minority interest in (profit) of consolidated subsidiary	(566)	(244)	(1,257)	(566)
Profit in investment of equity company	109	(17)	184	17
Net income (loss)	$1,663	$1,985	$(11,284)	$2,000

Per share data:
Basic earnings (loss) per share	$.19	$.23	$(1.30)	$.23
Weighted average number of common shares outstanding	8,725	8,702	8,708	8,687

Diluted earnings (loss) per share	$.19	$.23	$(1.30)	$.23
Weighted average number of common shares outstanding	8,760	8,721	8,708	8,687

Other financial data:

Gross margin	28.0%	33.4%	29.5%	30.5%
Operating margin	6.5%	7.2%	3.7%	3.1%
Capital expenditures	$323	$304	$1,504	$2,337
Depreciation and amortization	$2,222	$1,426	$8,668	$8,967

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	Dec. 31 2003	Dec. 31, 2002

Assets
Current assets:
Cash	$4,739	$2,175
Accounts receivable, net	44,660	38,519
Notes receivable, net	6,354	6,333
Inventories	87,064	87,748
Deferred income taxes	5	4,243
Income tax receivables		5,795
Prepaid expenses	4,540	3,362
Total current assets	147,362	148,175

Property, plant and equipment:
Property, plant and equipment	162,926	156,815
Less accumulated depreciation	96,741	87,908
	66,185	68,907

Other assets:
Notes receivable	7,733	8,392
Deferred income taxes	126	9,268
Intangible pension asset	3,900	2,630
Goodwill	18,314	16,390
Other	2,087	2,523
	32,160	39,203

Total assets	$245,707	$256,285

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets-Continued

(In Thousands)

	Dec. 31 2003	Dec. 31, 2002

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$13,760	$14,417
Notes payable to bank	624	5,351
Accrued expenses	18,315	13,995
Accrued income taxes	2,990	1,150
Deferred income taxes	3,477	3,273
Current portion long-term debt	5,002	6,125
Total current liabilities	44,168	44,311

Other liabilities:
Long-term debt	17,675	30,526
Accrued pension plan expense	23,602	17,356
Deferred income taxes	3,163	2,525
Accrued postretirement benefits	5,864	5,838
Derivative financial instruments	6,194	5,257
Other liabilities	2,267	2,255
	58,765	63,757

Equity of minority interest	3,688	2,431

Shareholders’ equity:
Preferred stock, Series A, par value $.01:
Authorized - 2,000,000; issued - none
Common stock, $.01 par value:
Authorized shares - 20,000,000
Issued shares - 9,919,992 at December 31, 2003 and December 31, 2002	99	99
Additional paid-in capital	60,586	61,139
Retained earnings	94,150	105,612
Treasury shares	(13,843)	(15,068)
Accumulated other comprehensive loss	(393)	(4,562)
Deferred employee benefits	(1,513)	(1,434)
Total shareholders’ equity	139,086	145,786

Total liabilities and shareholders’ equity	$245,707	$256,285